Short Form Press Release, dated November 6, 2000

                              FOR IMMEDIATE RELEASE



                        AMERADA HESS TO ACQUIRE LASMO PLC

     New York, New York........November 6, 2000.........Amerada Hess Corporation
(NYSE:  AHC) announced today that it had reached  agreement with LASMO plc (LSE:
LSMR) on the terms of a cash and share offer, unanimously recommended by LASMO's Board, for the entire issued share capital of LASMO plc at an aggregate purchase price of approximately $3.5 billion. Amerada Hess will issue approximately 17.1 million shares of its Common Stock and pay approximately $2.4 billion in cash to consummate the transaction. The transaction also includes the assumption of $1.6 billion of LASMO's gross debt. The transaction is subject to acceptance of the offer by not less than 90% of LASMO's shares and other customary conditions. The cash consideration under the offer will be financed from existing cash resources and a bank facility arranged with Goldman Sachs International.

     Under the terms of the offer, for every 78.7 LASMO shares held (directly or through American Depositary Shares) LASMO shareholders will receive [Pound
Sterling Symbol]98.29 in cash and 1 share of Amerada Hess Common Stock, constituting approximately 69% cash and 31% equity. The offer values each LASMO share at 180 pence, based on an exchange rate of $1.4484 : [Pound Sterling Symbol]1 and the NYSE closing price of $62.8125 per Amerada Hess share on November 3, 2000, the last NYSE trading day prior to this announcement. The offer represents a premium of approximately 28% to the mid-market closing price of a LASMO share at the close of business on November 3, 2000, the last trading day on the London Stock Exchange prior to this announcement. The offer will be made through Goldman Sachs International on behalf of Amerada Hess in the United Kingdom.

     Amerada Hess and LASMO have entered into an agreement under which LASMO will pay Amerada Hess [Pound Sterling Symbol]24 million if the offer lapses or is withdrawn following an announcement of any proposal involving a change of control of LASMO by a third party or a major asset disposal or acquisition which, in either case, is completed at any time in 2001 or if, while the offer remains open, the Board of Directors of LASMO ceases to recommend it or qualifies its recommendation.

     Amerada Hess has received irrevocable undertakings to accept the offer from Schroder Investment Management Limited and Electrafina S.A. as well as from the Directors of LASMO in respect of their holdings, amounting in the aggregate to approximately 20% of LASMO's issued share capital.

     Commenting on the transaction, John Hess, Chairman of Amerada Hess, said:

     "We are very excited about this transaction. The acquisition of LASMO expands our exploration and production business, strengthens our international reserve portfolio and extends our production profile. It enhances our competitive position in a consolidating industry while being accretive to our estimates of our earnings and cash flow per share for 2001. The combination will increase our production from 374,000 boe per day in 2000 to an expected 582,000 boe per day in 2001, making Amerada Hess one of the largest global independent exploration and production companies with the scale to access a broader range of investment opportunities that meet our financial goals."

     Background to and reasons for the offer

     Amerada Hess' strategy is focused on the continued expansion of its exploration and production business, the primary driver of future income growth.

     The acquisition of LASMO, a pure exploration and production company, will add significantly to Amerada Hess' oil and gas reserves and production profile. It will also create a more balanced investment portfolio due to the complementary nature of their assets, cashflows and investment opportunities. Further, given the significant geographical overlap of both companies, Amerada Hess anticipates significant synergies. Amerada Hess has hedged its foreign exchange exposure to lock in the purchase price of the transaction and has hedged volumes equivalent to approximately one-half of Lasmo's 2001 anticipated oil production to support the accretive nature of the transaction to earnings and cash flow and permit significant debt paydown (it being understood that this statement is not intended to mean that Amerada Hess' earnings or earnings per share for any period will necessarily exceed those of any previous period).

     Amerada Hess management believes that this combination will:

o Continue the transformation of Amerada Hess to an exploration and production company; exploration and production is expected to represent approximately 76% of average capital employed at year end 2001 on a pro-forma basis (compared with 59% for Amerada Hess for year-end 2000 on a stand-alone basis);

o Achieve Amerada Hess' strategic objective to increase its international reserves outside the United States and the North Sea; international proved and probable reserves will be increased to 41% on a pro-forma basis from 16% of total proved and probable reserves at year-end 1999;

o    Enhance  Amerada  Hess'  production  growth from 5%  pre-acquisition  to 6%
     post-acquisition on a compound annual basis through 2004, while significantly extending its reserve life from 14.1 to 15.8 years (including proved and probable reserves);

o Add high quality operated reserves at an attractive cost of $5.49 per proved boe;

o Increase reserves per share from 11.3 proved boe per share at year-end 1999 to 17.2 proved boe per share on a pro-forma basis;

o    Generate   approximately   $130   million  of  annual   pre-tax   synergies
     (approximately $90 million of annual synergies after-tax);

o Preserve balance sheet flexibility through the issuance of equity amounting to 31% of the value of the offer to continue Amerada Hess' ability to fund its capital expenditures and its share repurchase program;

o Be accretive to Amerada Hess' internal 2001 estimate of earnings and cash flow per share (by 2.5% and 17.8% respectively) based on futures prices (it being understood that this statement is not intended to mean that Amerada Hess' earnings or earnings per share for any period will necessarily exceed those of any previous period); and

o Increase Amerada Hess' production from 374,000 boe per day in 2000 to 582,000 boe per day in 2001 on a pro-forma basis, making Amerada Hess one of the largest global independent exploration and production companies with the scale to access a broader range of investment opportunities that meet its financial goals.

     Information relating to Amerada Hess

     Amerada Hess, headquartered in New York, is a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, the refining of crude oil and the sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Brazil, Algeria, Gabon, Indonesia, Azerbaijan and Thailand.

     Amerada Hess produces over 374,000 barrels of oil equivalent per day, two-thirds oil and one-third natural gas. Amerada Hess' total proved oil and gas reserves as at 31 December 1999 were over 1 billion boe (1.7 billion boe proved and probable). Approximately 84% of its proved and probable reserves were located in the United States and the North Sea. The acquisition of LASMO furthers Amerada Hess' strategy to expand its exploration and production operations outside of its core areas of the United States and the North Sea.

     Amerada Hess' future exploration and production strategy will involve a balance among exploration, reserve developments and reserve acquisitions. Amerada Hess is well positioned to provide long-term, profitable growth and withstand volatile energy price environments as a result of its strong cash flow, reduced cost structure and strong production growth. At September 30, 2000 Amerada Hess' total debt to capitalization ratio was 36 % and earnings were $683 million ($7.57 per share) for the first nine months of the year, higher than any full year in Amerada Hess' history.

     Refining and marketing has become a smaller, more profitable portion of Amerada Hess' portfolio. Refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly by Petroleos de Venezuela S.A. and Amerada Hess. The refinery is one of the largest in the world with a capacity of 500,000 barrels per day and a fluid catalytic cracking unit that operates at 140,000 barrels per day.

     Amerada Hess markets refined petroleum products on the East Coast of the United States. These refined petroleum products are marketed through 27 terminals and approximately 940 HESS brand retail outlets. Amerada Hess markets fuel oil, natural gas and electricity to industrial and commercial customers on the East Coast of the United States.

     Retail marketing is the area of emphasis in Amerada Hess downstream business. Amerada Hess' vision is to be the leading independent retail marketer on the East Coast of the United States. Amerada Hess expects to have nearly 1,100 HESS retail outlets by the end of the first quarter of 2001. Amerada Hess is focused on expanding HESS EXPRESS convenience stores at its retail outlets which include fast food outlets.

     For the nine months ended 30 September, 2000, Amerada Hess reported total revenues of $8.5 billion (1999: $5.2 billion) and net income of $683 million (1999: $307 million). Net assets as at 30 September, 2000 were $3.5 billion (31 December 1999: $3.0 billion). For the full year ended December 31, 1999, Amerada Hess had total revenues of $7.5 billion (1998: $6.6 billion) and net income of $438 million (1998: $(459) million).


     Information relating to LASMO

     LASMO, headquartered in London, is a substantial oil and gas exploration and production company whose activities and producing assets are presently concentrated primarily in North West Europe and Indonesia, and these, together with Venezuela, North Africa and Pakistan are the current material contributors to reserves. At the end of 1999, LASMO was active in 14 countries around the world, in nine of which it acted as operator. Production during 1999 was mainly derived from six of these countries: the United Kingdom, The Netherlands, Indonesia, Venezuela, Algeria and Pakistan.

     As at December 31, 1999, LASMO's net proved oil and gas reserves were estimated at 830 millions of barrels of oil equivalent. Approximately 62% relate to oil and 38% relate to gas, with 24% of LASMO's net proved reserves located in North West Europe, 27% located in Indonesia, 29% located in Venezuela, 14% located in North Africa and 6% located in Pakistan. For the year ended December 31, 1999, LASMO's average daily production was 178,000 boe per day with approximately 56% derived from North West Europe and approximately 27% derived from Indonesia. In the same period, production of crude oil and natural gas each accounted for approximately 62% and 38% respectively of LASMO's daily average production.

     For the six months ended 30 June 2000, LASMO reported sales of [Pound Sterling Symbol]463 million (1999: [Pound Sterling Symbol]216 million) and profit before exceptional items and taxation of [Pound Sterling Symbol]187 million (1999: [Pound Sterling Symbol]35 million). Net assets as at 30 June, 2000 were [Pound Sterling Symbol]1,467 million. For the full year ended 31 December 1999, LASMO had sales of [Pound Sterling Symbol]594 million (1998:
[Pound Sterling Symbol]484 million) and profit before exceptional items and taxation of [Pound Sterling Symbol]211 million (1998: [Pound Sterling Symbol]1 million).

     News Conference

     Amerada Hess and LASMO will hold a meeting today to discuss the proposed transaction with the investment community and the media at The Brewery, Chiswell Street, London EC1 at 3:00 p.m. (GMT) (10:00 a.m. New York Time). To participate in the meeting via conference call, please dial (800) 482-5519 approximately 15 minutes prior to the scheduled starting time. The conference will be webcast live at WWW.VCALL.COM. Replay will be available at (800) 625-5288 - PIN 855 648.

     A meeting and conference call will be held in New York on Tuesday, November 7 at 10:00 a.m. Eastern Standard Time. Further information on this meeting and call will be provided.





This announcement contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the US federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, the behaviour of other market participants and the actions of governmental regulators. These and other risk factors are detailed in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release. This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. Shareholders should carefully review Amerada Hess' registration statement and the related offer document/prospectus with respect to the proposed transaction when they are filed with the SEC before making any decision concerning the proposed offer. These documents will contain important information. Investors will be able to obtain these documents and any other relevant documents for free at the SEC's website, WWW.SEC.GOV. In addition, LASMO shareholders may obtain copies of the offer document from Amerada Hess without charge. SHAREHOLDERS SHOULD READ THE OFFER DOCUMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Cautionary Note to U.S. Investors - The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves, that the SEC's guidelines strictly prohibit registrants from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in Amerada Hess' Form 10-K, File No. 1-1204, available from Amerada Hess, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary. You can also obtain this form from the SEC by calling 1-800-SEC-0330




CONTACT: Carl Tursi
         Amerada Hess Corporation
         (212) 536-8593
                or
         (212) 536-8606